Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports Record First Quarter 2008 Revenue of $101.9 Million

Increases Full Year Revenue Guidance to a range of $395 Million to $405 Million;
Provides Full Year EPS Guidance of $0.75 to $0.77

First Quarter 2008 Highlights:

•      Revenue of $101.9 million, up 57.4% over first quarter 2007

•      Gross profit of $23.9 million, up 104.4% over first quarter 2007

•      Operating income of $9.6 million, up 135.4% over first quarter 2007

WARSAW, Ind., June 24, 2008 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today first quarter 2008 financial results for the period ended March 29, 2008.

The Company reported first quarter 2008 revenue of $101.9 million, an increase of 57.4% from the $64.7 million reported in the first quarter 2007, and an increase of 26.3% from the $80.7 million reported for the fourth quarter 2007. The Company’s first quarter 2008 revenue included $1.8 million from TNCO, Inc., which was acquired in April 2007; $5.9 million from Specialty Surgical Instrumentation Inc., which was acquired in August 2007; and $7.7 million from our New Bedford, Massachusetts manufacturing facility, which was acquired from DePuy Orthopaedics, Inc. in January 2008.

Gross profit for the first quarter 2008 was $23.9 million, a 104.4% increase from gross profit of $11.7 million for the first quarter 2007. Gross margin percentage for the first quarter 2008 was 23.5%, compared to gross margin percentage of 18.1% for the first quarter 2007. Gross margin for the first quarter of 2008 was unfavorably impacted by negative gross margin incurred at the Company’s Sheffield, UK operating unit.

Selling, general and administrative expenses were $14.4 million for the first quarter 2008 compared to $7.7 million in the first quarter 2007. The year-over-year increase was primarily driven by the inclusion of $2.7 million of expense from acquisitions and $2.2 million in professional fees and expenses incurred in connection with the review of accounting irregularities at the Company’s Sheffield, UK operating unit. This increase was also due to initiatives at the Company’s Sheffield, UK operating unit to improve operational efficiency, meet customer demand and drive increased sales.

Operating income for the first quarter of 2008 was $9.6 million, a 135.4% increase over operating income of $4.1 million for the first quarter 2007.  Operating margin for the first quarter 2008 was 9.4%, compared to an operating margin of 6.3% for the first quarter 2007.

Net income for the first quarter 2008 was $4.0 million, or $0.11 per diluted share, compared to net income of $1.6 million, or $0.05 per diluted share, for the first quarter of 2007.

Included in first quarter 2008 results was $2.2 million pre-tax, or ($0.04) per diluted share in professional fees and expenses incurred in connection with the review of accounting irregularities at the Company’s Sheffield, UK operating unit and the effects of a net loss at Sheffield of $1.9 million or ($0.05) per diluted share.

The weighted average number of diluted shares outstanding during the first quarter of 2008 was 35,335,000.

Brian Moore, President and Chief Executive Officer, stated, “We are very encouraged by the current state of our business and the increased demand across the orthopaedic market. Our global capacity continues to provide our customers with quality service for their large projects and new product launches. Our recent acquisitions have provided the expanded capabilities and capacity that allow us to respond quickly to the demands of the current industry environment. We are especially pleased with the performance at our recently acquired New Bedford, Massachusetts manufacturing facility. This facility has provided Symmetry Medical with a strategic source of increased capacity to serve our customers and has exceeded its production output expectations in the quarter.”

Mr. Moore continued, “While we are pleased by our strong top line quarterly performance, we look forward to an improving bottom line, which was negatively impacted primarily by our Sheffield, UK facility and the ongoing accounting investigation costs. We have several strategic initiatives in place that we believe will improve the operating and financial performance of Sheffield over the remainder of 2008. We are focused on further improving the facility’s operational efficiencies, reducing costs and driving increased revenue growth. During the first quarter, the Sheffield team has spent considerable time, effort and cost to stay responsive to our customer base and maintain the high level of service that Symmetry is known for. Their efforts have restored customer confidence during the first quarter and we are confident that our new management team in Europe, led by John Hynes, will make continued progress. We look forward to the close of the accounting investigation and improvements at Sheffield and expect the facility to return to profitability in the fourth quarter of 2008. We believe this enhanced performance, combined with the current demand of our core business, will contribute to improved overall bottom line results throughout the remainder of the year.”

Financial Guidance

The following estimates regarding 2008 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking. Actual results may differ materially, and we refer you to forward-looking statements appearing at the end of the release.

For the full year 2008, the Company is increasing its revenue guidance to a range of $395 million to $405 million up from our previously announced range of $350 million to $360 million. This increase reflects the current order flow and anticipated customer demand for the remainder of 2008. For the full year 2008, the Company expects earnings per diluted share in the range of $0.75 to $0.77.

As it relates to the Company’s Sheffield operating unit, the Company expects to incur a smaller net loss in the second and third quarters of 2008 and expects the unit to reach profitability in the fourth quarter of 2008.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. ET on June 24, 2008. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 271-5140 for domestic callers and (617) 213-8893 for international. The reservation number for both is 69683911. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through September 24, 2008. In addition, a telephonic replay of the call will be available until July 1, 2008. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 77714178.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “might,” “will,” “should,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the “Risk Factors” and “Forward Looking-Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 29,	March 31,
	2008	2007
	(unaudited)
	(In Thousands, Except Per Share Data)
Revenue	$101,862	$64,724
Cost of Revenue	77,916	53,010
Gross Profit	23,946	11,714
Selling, general, and administrative expenses	14,382	7,651
Operating Income	9,564	4,063
Other (income) expense:
Interest expense	2,700	1,587
Derivatives valuation (gain)/loss	1,165	(295)
Other (income) expense	(162)	659
Income before income taxes	5,861	2,112
Income tax expense	1,894	497
Net income	$3,967	$1,615

Net income per share:
Basic	$0.11	$0.05
Diluted	$0.11	$0.05

Weighted average common shares and equivalent shares outstanding:
Basic	35,153	34,973
Diluted	35,335	35,194

Symmetry Medical Inc.

Consolidated Balance Sheets

	March 29,	December 29,
	2008	2007
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$9,346	$12,089
Accounts receivables, net	62,943	42,992
Inventories	56,483	45,353
Refundable income taxes	5,698	6,516
Deferred income taxes	3,286	2,551
Derivative valuation asset	40	2
Other current assets	3,418	2,940
Total current assets	141,214	112,443
Property and equipment, net	121,739	100,424
Goodwill	154,962	141,985
Intangible assets, net of accumulated amortization	48,402	44,567
Other assets	2,437	1,011
Total Assets	$468,754	$400,430
Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$37,411	$34,518
Accrued wages and benefits	10,606	10,922
Other accrued expenses	8,231	8,096
Income tax payable	4,433	2,394
Derivative valuation liability	—	74
Deferred income taxes	460	407
Revolving line of credit	7,645	6,511
Current portion of capital lease obligations	2,052	2,487
Current portion of long-term debt	12,150	10,900
Total current liabilities	82,988	76,309
Deferred income taxes	12,330	12,136
Derivative valuation liability	3,220	1,917
Capital lease obligations, less current portion	3,623	4,032
Long-term debt, less current portion	122,000	68,500
Total Liabilities	224,161	162,894
Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued March 29, 2008—35,467;
December 29, 2007—35,444)	4	4
Additional paid-in capital	272,971	272,623
Retained earnings (deficit)	(41,559)	(45,526)
Accumulated other comprehensive income	13,177	10,435
Total Shareholders’ Equity	244,593	237,536
Total Liabilities and Shareholders’ Equity	$468,754	$400,430

# # #